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                                                         EXHIBIT 11



              REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                  (In thousands except per share data)
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


                                                  Year Ended December 31,
                                      ------------------------------------------------
                                        1995      1994      1993      1992      1991
                                      --------  --------  --------  --------  --------
Primary:
 Earnings:
   Net Income.......................  $288,649  $340,008  $301,205  $258,883  $227,360
   Less Preferred stock dividends...    36,467    34,410    28,415    28,386    22,733
                                      --------  --------  --------  --------  --------

   Net income applicable to
     common stock...................  $252,182  $305,598  $272,790  $230,497  $204,627
                                      ========  ========  ========  ========  ========

Shares:
   Average number of common shares
     outstanding....................    54,060    52,736    52,466    52,204    51,852
                                      --------  --------  --------  --------  --------
 Per share of common stock:
   Net income . . . . . . . . . . . .  $  4.66  $   5.79  $   5.20  $   4.42  $   3.95
                                       ========  ========  ========  ========  =======
Fully Diluted:
 Earnings:
   Net income applicable to
     common stock...................  $252,182  $305,598  $272,790  $230,497  $204,627
   Add dividends applicable to
     convertible preferred stock....     5,920    11,643    11,643    11,643     7,277
                                      --------  --------  --------  --------  --------
   Net income applicable to
     common stock as adjusted.......  $258,102  $317,241  $284,433  $242,140  $211,904
                                      ========  ========  ========  ========  ========
Shares:
   Average number of common shares
     outstanding....................    54,060    52,736    52,466    52,204    51,852
   Add shares assumed issued upon
     exercise of stock options......       161       229       286       247       181
   Add shares assumed issued upon
     conversion of preferred stock..     1,978     3,569     3,569     3,569     2,259
                                      --------  --------  --------  --------  --------
   Average number of common shares
     outstanding as adjusted........    56,199    56,534    56,321    56,020    54,292
                                      ========  ========  ========  ========  ========
Per share of common stock:
   Net income . . . . . . . . . . . . $   4.59 $   5.61 $   5.05 $   4.32      $  3.90
                                       ========  ========  ========  ========  =======

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